Exhibit 2.1

EXECUTION VERSION

LETTER AGREEMENT

June 11, 2021

VIA EMAIL

Magnachip Semiconductor Corporation

c/o Magnachip Semiconductor, Ltd.

VPLEX Bldg., 15F

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Attention: Theodore S. Kim, General Counsel

Email: theodore.kim@magnachip.com

cc:	Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ross A. Fieldston

Jeffrey D. Marell

Email: rfieldston@paulweiss.com

jmarell@paulweiss.com

Re:    Cornucopia Investment Partners Proposal

Dear Sir:

This Letter Agreement (this “Letter Agreement”) makes reference to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or modified, the “Merger Agreement”), by and among South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Michigan Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Company received a proposal (such proposal, the “Cornucopia Proposal”), dated June 9, 2021, from Cornucopia Investment Partners (“Cornucopia”); and

WHEREAS, pursuant to and in accordance with Section 5.3(c) of the Merger Agreement, on June 9, 2021, the Company notified Parent of the receipt of the Cornucopia Proposal;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.        Participation in Discussions. Parent and Merger Sub hereby acknowledge and agree that, notwithstanding any provisions in the Merger Agreement, from the time that the press release, in the form attached hereto as Annex A, is issued by the Company (the “Effective Date”) until 5:00 p.m. New York City time on June 16, 2021 (the “Engagement Period”), the Company may participate in discussions with Cornucopia regarding the Cornucopia Proposal for the sole purpose of making the determination as to whether the Cornucopia Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; provided however, that no such determination shall be made during the Engagement Period. Parent, Merger Sub and the Company hereby further acknowledge and agree that upon the expiration of the Engagement Period, this Letter Agreement shall cease to have any further force or effect.

2.        Company Stockholders Meeting. Parent and Merger Sub hereby acknowledge that the Company expects to adjourn the Company Stockholders Meeting, currently scheduled for 8:00 p.m. Eastern Time on June 15, 2021, to June 17, 2021 at a time to be determined by the Company and announced on June 15, 2021, and the Company reserves its right to further adjourn the Company Stockholders Meeting in accordance with the terms of the Merger Agreement.

3.        Ratification of the Merger Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement (including the terms and conditions set forth in Section 5.3(c) of the Merger Agreement) are ratified and shall remain unchanged and continue in full force and effect.

4.        Counterparts. This Letter Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

5.        Governing Law. This Letter Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, this Letter Agreement has been executed as of the date first above written.

PARENT:

SOUTH DEARBORN LIMITED

By:	/s/ Yuanjie Zhang

Name:	Yuanjie Zhang
Title:	Director

MERGER SUB:

MICHIGAN MERGER SUB, INC.

By:	/s/ Yuanjie Zhang

Name:	Yuanjie Zhang
Title:	Director

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

COMPANY:

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name:	Theodore Kim
Title:	Chief Compliance Officer, General Counsel and Secretary

[Signature Page to Letter Agreement]

Annex A

Press Release

(see attached)